Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of FinTech Evolution Acquisition Group (the “Company”) on Form S-1 pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, of our report dated January 11, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of FinTech Evolution Group as of December 31, 2020 and for the period from December 15, 2020 (inception) through December 31, 2020, appearing in the Registration Statement on Forms S-1 as filed (File No. 333-252969) of FinTech Evolution Acquisition Group.

/s/ Marcum llp

Marcum llp

New York, NY

March 1, 2021